UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 28, 2005

AMERICAN TOWER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-14195	65-0723837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 Huntington Avenue

Boston, Massachusetts 02116

(Address of Principal Executive Offices) (Zip Code)

(617) 375-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 28, 2005, American Tower Corporation (the “Company”) issued a press release announcing that it had successfully refinanced the credit facilities of its principal operating subsidiaries. The Company replaced the existing American Tower $1.1 billion senior secured credit facility with a new $1.3 billion senior secured credit facility and replaced the existing SpectraSite $900.0 million senior secured credit facility with a new $1.15 billion senior secured credit facility. After repayment of the previous credit facilities, the combined $2.45 billion available under the two new credit facilities provides the Company with up to $977 million of liquidity, net of outstanding undrawn letters of credit.

The new American Tower credit facility (the “American Tower credit facility”) consists of a $300.0 million revolving credit facility, a $750.0 million Term Loan A and a $250.0 million Delayed Draw Term Loan. The borrowers under the American Tower credit facility include American Tower L.P., American Towers, Inc., American Tower International, Inc. and American Tower LLC. The obligations under the American Tower credit facility are guaranteed by the Company and the borrowers’ restricted subsidiaries and are secured by liens on and security interests in substantially all assets of the borrowers and the restricted subsidiaries. At closing, the Company drew down the entire Term Loan A and used the net proceeds to repay principal and interest on the $745.0 million outstanding under the previous American Tower credit facility.

The new SpectraSite credit facility (the “SpectraSite credit facility”) consists of a $250.0 million revolving credit facility, a $700.0 million Term Loan A and a $200.0 million Delayed Draw Term Loan. The borrower under the SpectraSite credit facility is SpectraSite Communications, Inc. The obligations under the SpectraSite credit facility are guaranteed by SpectraSite, LLC, the parent company of SpectraSite Communications, Inc. and a wholly owned subsidiary of the Company, and the borrower’s restricted subsidiaries and are secured by liens on and security interests in substantially all assets of the borrower and the restricted subsidiaries. At closing, the Company drew down the entire Term Loan A and used the net proceeds to repay principal and interest on the $697.0 million outstanding under the previous SpectraSite credit facility.

The revolving credit facility and Delayed Draw Term Loan components of each of the American Tower and SpectraSite credit facilities remained undrawn at closing. Each credit facility provides that the Delayed Draw Term Loan component must be fully drawn no later than October 27, 2006, after which any undrawn commitments will be canceled. Interest rates for the revolving credit facility and the term loan components of each of the credit facilities are determined at the option of the borrowers under the facility (at a margin based on debt ratings) and range between 0.50% to 1.25% above the LIBOR rate for LIBOR based borrowings or between 0.0% to 0.25% above the defined base rate for base rate borrowings, in each case based upon the applicable borrowers’ debt ratings. A quarterly commitment fee on the undrawn portion of each credit facility is required, ranging from 0.10% to 0.375% per annum, based upon the applicable borrowers’ debt ratings.

The American Tower and SpectraSite credit facilities contain certain financial ratios and operating covenants and other restrictions (including limitations on additional debt, guaranties, sales of assets and liens) with which the borrowers and their restricted subsidiaries must comply. Each credit facility contains the following two financial maintenance tests with which the borrowers under the applicable credit facility must comply:

•	a leverage ratio (Total Debt to Adjusted EBITDA) of not greater than 5.50 to 1.00 for the borrowers and their restricted subsidiaries; and

•	an interest coverage ratio (Adjusted EBITDA to Interest Expense) of not less than 2.50 to 1.00 for the borrowers and their restricted subsidiaries.

Any failure to comply with the financial and operating covenants of the American Tower credit facility or the SpectraSite credit facility would not only prevent the Company from being able to borrow additional funds under the revolving lines of credit, but would constitute a default, resulting in, among other things, the amounts outstanding, including all accrued interest and unpaid fees, becoming immediately due and payable.

Each credit facility has a term of five years and matures on October 27, 2010. All amounts will be due and payable in full at maturity. The credit facilities do not require amortization of payments and may be paid prior to maturity in whole or in part at the borrowers’ option without penalty or premium. The new credit facilities allow the Company to use borrowings for general corporate purposes and, provided certain conditions are met, permit the use of borrowings under the credit facilities and internally generated funds to repurchase the Company’s equity securities and repurchase and refinance other indebtedness without additional lender approval.

As a result of the repayment of the previous credit facilities, the Company expects to record a loss on retirement of long-term obligations of approximately $16 million in the fourth quarter of 2005.

The foregoing is only a summary of certain provisions of the new credit facilities and is qualified in its entirety by the terms of the new facilities. Copies of the definitive loan agreements relating to the American Tower credit facility and the SpectraSite credit facility are filed herewith as Exhibits 99.2 and 99.3, respectively, and are incorporated by reference herein. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 1.02	Termination of a Material Definitive Agreement.

Please refer to the discussion under Item 1.01 above, which is incorporated under this Item 1.02 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please refer to the discussion under Item 1.01 above, which is incorporated under this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated October 28, 2005 (Furnished herewith).

99.2	Loan Agreement dated as of October 27, 2005 among American Tower L.P., American Towers, Inc., American Tower International, Inc. and American Tower LLC, as Borrowers, The Toronto Dominion Bank, New York Branch, as Issuing Bank, Toronto Dominion (Texas) LLC, as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, and the several lead-arrangers and joint bookrunners, co-arrangers and co-documentation agents and the several lenders that are parties thereto.

99.3	Loan Agreement dated as of October 27, 2005 among SpectraSite Communications, Inc., as Borrower, The Toronto Dominion Bank, New York Branch, as Issuing Bank, Toronto Dominion (Texas) LLC, as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, and the several lead-arrangers and joint bookrunners, co-arrangers and co-documentation agents and the several lenders that are parties thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TOWER CORPORATION (Registrant)

Date:	October 28, 2005	By:	/s/ BRADLEY E. SINGER
Bradley E. Singer
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release, dated October 28, 2005 (Furnished herewith).

99.2	Loan Agreement dated as of October 27, 2005 among American Tower L.P., American Towers, Inc., American Tower International, Inc. and American Tower LLC, as Borrowers, The Toronto Dominion Bank, New York Branch, as Issuing Bank, Toronto Dominion (Texas) LLC, as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, and the several lead-arrangers and joint bookrunners, co-arrangers and co-documentation agents and the several lenders that are parties thereto.

99.3	Loan Agreement dated as of October 27, 2005 among SpectraSite Communications, Inc., as Borrower, The Toronto Dominion Bank, New York Branch, as Issuing Bank, Toronto Dominion (Texas) LLC, as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, and the several lead-arrangers and joint bookrunners, co-arrangers and co-documentation agents and the several lenders that are parties thereto.